ZALE CORPORATION

August 18, 2011

Mr. Tom Haubenstricker

Dear Tom:

On behalf of Zale Corporation, I am pleased to make you the following offer as Senior Vice President, Chief Financial Officer. This letter outlines the terms of your offer:

Start Date:	October 17, 2011

Reporting to:	Chief Administrative Officer

Base Compensation:	Fifteen thousand nine hundred sixty-one dollars and fifty-three cents ($15,961.53) per bi-weekly pay period which, if annualized, is equal to four hundred fifteen thousand dollars ($415,000.00).

Incentive Compensation:

You will be eligible for participation in the Company's Annual Fiscal Year Management & Professional Bonus Program (as may be amended from time to time). Although your start date is after August 1, 2011 your Fall bonus will not be pro-rated. The bonus opportunity is based on satisfactory individual performance and achievement of Fall and Spring season financial targets. The annual performance target for this position is 45% of base salary, weighted 65% for the Fall Season (August 1, 2011 - January 31, 2012) and 35% for the Spring Season (February 1 - July 31, 2012). The bonus will be payable at the end of each season.

Equity Grant:

70,000 options of shares of Zale stock with an exercise price equal to the closing market price on your first day of work with the Company or at an exercise price of $2.00, whichever is greater. Shares will vest over four years at 25% on each anniversary of your award.

25,000 restricted stock units, with vesting contingent upon continued employment (33% on 1st anniversary of issue date, 33% on 2nd anniversary and 34% on 3rd anniversary).

Additional equity may be granted from time to time when recommended by the CEO and approved by the Compensation Committee and the Board of Directors.

Dallas Executive Office: 901 W. Walnut Hill Lane Irving, Texas 75038-1003 Telephone 972/580-4000
Mail Address: P.O. Box 152777 Irving, Texas 75015-2777

Tom Haubenstricker
Page Two

Benefits:	Participation in all benefits generally available to the Company's Executives:
● Company's medical/dental plans
● Group life insurance
● 401(k) Savings and Investment Plan (after one year of service)

Vacation:	You will receive 4 weeks (160 hours), prorated based on your start date, of vacation per fiscal year.

Severance:

Executive's employment may be terminated by the Company at its discretion, provided that, in the event of termination for any reason other than cause, the Company shall compensate Executive in an amount equal to one year of Executive's then applicable base salary. For purposes of this Agreement, "cause" is defined as: (a) Executive's indictment for a felony or a crime involving moral turpitude; (b) Executive's commission of an act constituting fraud, deceit or material misrepresentation with respect to the Company; (c) Executive's recurrent use of alcohol or prescribed medications at work or otherwise such that, in Company's sole discretion, Executive's job performance is impaired, or the use of any illegal substances or drug such that, in Company's sole discretion, Executive's job performance is impaired; (d) Executive's embezzlement of assets or funds of Company or of its parent or subsidiary(ies); and (e) Executive's commission of any negligent or willful act or omission that causes material detriment (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil damages or criminal penalties or other prosecutorial action by any governmental authority) to Company or any parent or subsidiary corporation of the Company.

Employment at Zale is subject to the terms and conditions contained in Zale's Management Policies and Guidelines, and is not for a specific time and can be terminated by you or by Zale at any time for any reason, with or without cause.

Torn Haubenstricker

Page Three

Tom, please confirm your offer by signing this letter and returning to me by fax at 972-580-5238 or emailing a scanned copy to mappel@zalecorp.com. I look forward to seeing you on your start day of October 17, 2011.

Sincerely,

/s/ Matt Appel
Matt Appel
Chief Administrative Officer and
Chief Financial Officer

Accepted:

/s/ Tom Haubenstricker
Tom Haubenstricker
Dated : August 22nd, 2011